UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
July 15, 2008
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 15, 2008, Nuance Communications, Inc. (the “Registrant”) announced the appointment of Thomas Beaudoin, age 54, as its Executive Vice President and Chief Financial Officer, effective August 12, 2008.
Mr. Beaudoin was employed by Polaroid Corporation from February 2004 to June 2008, during which time he served as President, Chief Financial Officer and Chief Operating Officer from July 2005 to June 2008 and Vice President and Controller from February 2004 to June 2005. Prior to joining Polaroid, Mr. Beaudoin served as a financial consultant to Sycamore Networks, Inc. from October 2003 to February 2004. From November 2002 to May 2003, Mr. Beaudoin served as acting Chief Financial Officer and from October 2000 to October 2002 was Senior Vice President of Finance for Parametric Technology Corporation.
Pursuant to a letter agreement (the “Letter Agreement”) with the Registrant, Mr. Beaudoin will receive an annual salary of $350,000 and will be eligible for an annual bonus equal to 60% of his annual salary, based upon achievement of his individual performance objectives and the Registrant’s financial and strategic goals. In connection with his appointment, Mr. Beaudoin received an option to purchase 100,000 shares of the Registrant’s common stock, with an exercise price equal to the fair market value of the Registrant’s common stock on the date of grant, and an aggregate award of 125,000 restricted stock units. The stock options and 50,000 of the restricted stock units vest annually over a four-year period. The remaining 75,000 restricted stock units are subject to performance-based vesting over a four-year period. In addition, pursuant to the terms of the Letter Agreement, if Mr. Beaudoin’s employment is terminated without cause and provided he executes the Registrant’s standard form of severance agreement, Mr. Beaudoin will receive severance pay equal to six months base salary and six months paid health insurance under COBRA. If Mr. Beaudoin’s employment is terminated without cause within six months following a change of control of the Registrant, Mr. Beaudoin will receive severance pay equal to twelve months base salary and twelve months paid health insurance under COBRA, plus immediate acceleration of all of his unvested time-based stock options and restricted stock. Finally, pursuant to the terms of the Letter Agreement, Mr. Beaudoin will receive a car allowance of $15,000 per year and a tax and financial planning allowance of $5,000 per year.
Mr. Beaudoin has also entered into the Registrant’s standard form of indemnification agreement (the “Indemnification Agreement”). Pursuant to the Indemnification Agreement, the Registrant agrees to indemnify Mr. Beaudoin against certain liabilities that may arise by reason of his status or service as Executive Vice President and Chief Financial Officer of the Registrant and to advancement of his expenses incurred as a result of any proceeding as to which he may be indemnified. The Indemnification Agreement is intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and is in addition to any other rights Mr. Beaudoin may have under the Registrant’s Amended and Restated Certificate of Incorporation, Bylaws and applicable law.
On July 15, 2008, the Registrant also announced that James R. Arnold, Jr., its Senior Vice President of Finance and Chief Financial Officer, will transition from the role of Chief Financial Officer on August 12, 2008. In connection with his transition, the performance objectives for Mr. Arnold’s performance-based restricted stock units have been adjusted and he is eligible to receive a $100,000 transition bonus.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned.

Nuance Communications, Inc.
By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Chief Financial Officer

Date: July 15, 2008